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                                                                    Exhibit 10.2

                              CONSULTING AGREEMENT

       THIS CONSULTING AGREEMENT (the "Agreement") is made effective as of the 1st day of July 2002, (the "Effective Date") by and between VALUE ADD VENTURES, LLC of Volga, South Dakota, a South Dakota limited liability company ("VAV") and EAST KANSAS AGRI-ENERGY, LLC, of Garnett, Kansas, a Kansas limited liability company ("Client").

       WHEREAS, Client intends to develop, finance and construct an ethanol plant in or near Garnett, Kansas (the "Project"); and

       WHEREAS, VAV has a background in value-added agriculture and is willing to provide services to Client based on this background.

       NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages VAV, and VAV hereby accepts engagement, upon the terms and conditions hereinafter set forth.

       1. TERM. The VAV engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon fourteen
(14) days prior written notice of its intent to terminate this Agreement. Upon termination, neither Client nor VAV shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which VAV may be entitled through the date of termination.

       2. SERVICES. VAV shall serve as the Client's Project Consultant and shall perform the following duties incident to that service subject to Client's approval:

            a. Assist negotiations of contracts with various service and product providers,
            b.    Assist the planning of the Client's equity marketing effort,
            c. Assist the securing of debt financing for and commencement of construction of the Project,
            d. Assist the education of local lenders including, without limitation, the preparation of a "banker's book" tailored to the Project; and
            e. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Client's personnel similarly engaged. Notwithstanding the forgoing, neither VAV, its members, employees, nor agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.

       Subject to Client's approval, VAV shall determine the manner in which the services are to be performed and the specific hours to be worked by VAV. Client will rely on VAV to work as many hours as may be reasonably necessary to fulfill VAV's commitments under this Agreement. Client acknowledges that, although VAV will perform the majority of its services under this Agreement in the State of Kansas, a lesser amount of services may be provided elsewhere if the locale of performance is immaterial to the quality of the performance.

       3. EMPLOYEES, MEMBERS, AGENTS. VAV's employees, members, or agents, if any, who perform services for Client under this Agreement shall also be bound by the terms of this Agreement

       4. PAYMENT. VAV shall receive payment for services in the amount of $750.00 per week, until a date (the determination of which is to be mutually agreed upon by the parties) expected to be approximately thirty (30) days prior to the date on which the Client is to become legally authorized to sell its equity, at which time the payment shall become $1,500.00 per week. VAV shall also receive $150.00 per day, for each day

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prior to the Effective Date, during which VAV provided services to Client consistent with this Agreement. Payments shall be payable twice monthly, no later than the 15th day and last day of each month during which the services were performed. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that VAV shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which VAV has not been paid.

Additionally, Client will pay a one-time bonus based upon the following guidelines:

            a. If, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, and within 120 days of the date upon which the Client is legally authorized to sell its equity, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of VAV pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment thereafter actually closes and is funded, the one-time bonus shall be $75,000; or

            b. If, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, and within 150 days of the date upon which the Client is legally authorized to sell its equity, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of VAV pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment thereafter actually closes and is funded, the one-time bonus shall be $65,000; or

            c. If, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, and within 180 days of the date upon which the Client is legally authorized to sell its equity, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of VAV pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment thereafter actually closes and is funded, the one-time bonus shall be $55,000.

Notwithstanding the foregoing:

            d. The Client shall have sole discretion in determining whether to accept a commitment or close a loan, and the Client shall not become liable to pay the one-time bonus related to either sections 4(a), 4(b), or 4(c) above if it elects to not accept a loan commitment or close a loan; and

            e. The time periods discussed in sections 4(a), 4(b), and 4(c) above shall be tolled between September 14, 2002 and November 16, 2002.

       5. EXPENSES. Client shall reimburse VAV for all reasonable, ordinary and necessary expenses incurred by VAV in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at a rate of 30 cents per mile or such other rate to which the parties hereto may later agree. However, in no case shall any such expense reimbursements exceed $750 in any single week.

       6. SUPPORT SERVICES. Client will provide the following support services for the benefit of VAV as approved by Client: office space, secretarial support, and office supplies.

       7. SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon the Client and VAV, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by VAV of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void.

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       8.   RELATIONSHIP OF THE PARTIES. The parties understand that VAV is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of VAV.

       9. INJURIES. VAV acknowledges VAV's obligation to obtain appropriate insurance coverage for the benefit of VAV and its members, employees, and agents. VAV waives any rights to recover from Client for any injuries that VAV, or its members, employees, or agents, may sustain while performing services under this Agreement resulting from the negligence of VAV, or its members, employees, or agents.

       10. RETURN OF RECORDS. Upon termination of this Agreement, VAV shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in VAV's possession or under VAV's control an that are Client's property or relate to Client's business.

       11. WAIVER. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

       12. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

       13. NOTICES. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

            To VAV:       Value Add Ventures, LLC
                          Attention: William L. Riechers
                          504 Astrachan Street
                          Volga, South Dakota 57071

            To Client:    East Kansas Agri-Energy, LLC
                          Attention: William R. Pracht
                          P.O. Box 225
                          Garnett, Kansas 66032

       14. GOVERNING LAW. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Kansas.

       15. PRIMARY SERVICE PROVIDER. Client acknowledges that VAV will assign William L. Riechers to provide the majority of the service under this Agreement, to be assisted from time to time by Paul Casper, at the discretion of VAV.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VALUE ADD VENTURES, LLC                        EAST KANSAS AGRI-ENERGY, LLC

By:
   -------------------------------             ------------------------------
     William L. Riechers                         William R. Pracht, President

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